Unitrin Adopts 10b5-1 Sale Plan for a Portion of its Intermec Stock

CHICAGO, June 11, 2010, BUSINESSWIRE. -- Unitrin, Inc. (NYSE: UTR) announced today that it has adopted a trading plan (the "Plan") in accordance with SEC Rule 10b5-1 covering the sale over a period of one year of up to 1.5 million of the shares of common stock of Intermec, Inc. (NYSE: IN) that are owned by Unitrin. The Plan was adopted to facilitate Unitrin's diversification objectives for its investment portfolio. Unitrin currently owns 12,657,764 shares, or about 20.5%, of Intermec's outstanding common stock.

This release contains information that includes or is based upon forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts. Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in the Company's reports filed by the Company with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved at all or in any particular timetable, and the Company assumes no obligation to publicly correct or update any forward-looking statements as a result of any subsequent developments. However, readers are advised to consult any further disclosures the Company makes on related subjects in its SEC filings.

Unitrin is a diversified insurance holding company, with subsidiaries that provide life, health, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin's principal businesses are:

  Kemper1, which provides auto, homeowners and other insurance products to individuals through a network of independent agents,
  Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet and employer-sponsored employee benefit programs and other affinity relationships,
  Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and
  Unitrin's Career Agency Companies, which specialize in the sale of life insurance products to persons of modest incomes through a network of employee agents.

1 Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.

Additional information about Unitrin is available by visiting its website (www.unitrin.com).

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

investor.relations@unitrin.com